MILLWARD & CO. CPAs

March 18, 1998

Mr. Nicholas G. Levandoski
Acting President, Treasurer and Director
Simplex Medical Systems, Inc.
430 Ansin Boulevard
Suite 6
Hallandale, Florida 33009

Dear Mr. Levandoski:

This is to confirm that the client-auditor relationship between Simplex Medical Systems, Inc. (Commission File 0-28154) and Millward & Co. CPAs has ceased.

Sincerely,

/s/ Millward & Co. CPAs
Millward & Co. CPAs

cc:  Office of the Chief Accountant
     SECP's Letter File
     Securities and Exchange Commission
     Mail Stop 9-5
     450 Fifth Street, N.W.
     Washington, D.C. 20549

Miami - Ft. Lauderdale - Boca Raton - West Palm Beach
2745 West Cypress Creek Road, Ft. Lauderdale, FL 33309-1757
(954) 971-7000 / WATS Line 1-800-685-2271 - FAX (954) 974-0300